Exhibit 22

AMENDMENT NO. 1 TO DRAG-ALONG AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Drag-Along Agreement dated as of August 10, 2011 (the “Drag-Along Agreement”) by and between Beams Power Investment Limited, a company with limited liability registered under the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (“Beams Power”), and Warburg Pincus Private Equity IX, L.P. (together with its Affiliates (as defined below) and assigns, “Warburg”), is made and entered into as of January 30, 2013 by and between Beams Power and Warburg.

WHEREAS, pursuant to that certain Note Purchase Agreement made as of April 23, 2008 by and between Beams Power and Warburg (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), Beams Power issued Warburg that certain Restated Senior Exchangeable Note, with an issuance date of August 10, 2011, in the aggregate principal amount of U.S.$30,000,000 (the “Note”), which Note is being amended and restated concurrently with the execution and delivery of this Amendment as the Second Restated Senior Exchangeable Note, with an issuance date of even date herewith, which represents an aggregate of U.S.$30,000,000 in principal, U.S.$28,593,750 in premium, U.S.$33,696,117 in prior late charges, and U.S.$298,099 in accrued and unpaid expenses, plus forbearance late charges accrued thereunder and such additional amounts provided therein (as amended, restated, supplemented or otherwise modified from time to time, the “Restated Note”);

WHEREAS, the Issuer has defaulted under the Note and such defaults are continuing as of the date hereof;

WHEREAS, the Buyer has agreed to extend the maturity date of the Note pursuant to the Restated Note to January 30, 2014, in consideration for, among other things, Beams Power executing and delivering this Amendment; and

WHEREAS, in connection with the restatement of the Note as the Restated Note, the parties desire to amend the Drag-Along Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.  Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meaning ascribed thereto under the Drag-Along Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Drag-Along Agreement shall, upon effectiveness of this Amendment, refer to the Drag-Along Agreement as amended hereby.

SECTION 2.  Section 1(b)(ii) of the Drag-Along Agreement is hereby amended and restated in its entirety as follows:

“(ii)        “Drag-Along Period” means the period commencing on the date of the Additional Event of Default (as defined below) and ending on the later to occur of: (A) the close of business on May 30, 2014; and (B) the date Beams Power satisfies the Obligation in full.”

SECTION 3.  Section 3(c) of the Drag-Along Agreement is hereby amended to replace the reference to “U.S.$7.98165” in the first sentence thereof with “U.S.$5.64880”.

SECTION 4. All other terms of the Drag-Along Agreement shall remain in full force and effect in accordance with their respective terms.

SECTION 5. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Beams Power hereby appoints CT Corporation System, with offices located at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AMENDMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 6.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment may also be executed via facsimile, which shall be deemed an original.

SECTION 7.  This Amendment shall become effective as of the date hereof.

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IN WITNESS WHEREOF, Beams Power and Warburg have caused their respective signature page to this Amendment No. 1 to the Drag-Along Agreement to be duly executed as of the date first written above.

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Liang Zhang
Name: Liang Zhang
Title: Authorized Signatory

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus IX LLC, its general partner

By:	Warburg Pincus Partners, LLC, its sole member

By:	Warburg Pincus & Co., its managing member

By:	/s/ Timothy J. Curt
Name: Timothy J. Curt
Title: Partner

 [SIGNATURE PAGE TO AMENDMENT NO. 1 TO DRAG-ALONG AGREEMENT]